UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)*


                        THE FIRST MARBLEHEAD CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    320771108
                              --------------------
                                 (CUSIP Number)

                                November 19, 2008
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /   /    Rule 13d-1(b)
     / X /    Rule 13d-1(c)
     /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
                               CUSIP NO. 320771108


1)       NAME OF REPORTING PERSON

Quaker Capital Management Corporation
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                                  25-1495646
                                                              -----------

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)   [   ]
                                                                 (b)   [   ]
3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION                 Commonwealth of
                                                              Pennsylvania
                                                              -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                           168,795
                                                              ---------

         6)       SHARED VOTING POWER                         230,615
                                                              ---------

         7)       SOLE DISPOSITIVE POWER                      168,795
                                                              ---------

         8)       SHARED DISPOSITIVE POWER                    230,615
                                                              ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                             399,410
                                                              ---------
10)      CHECK IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES  [  ]


11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                                    0.40%
                                                              ------

12)      TYPE OF REPORTING PERSON                             IA
                                                              ------


                               Page 2 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 320771108


1)       NAME OF REPORTING PERSON

Quaker Capital Partners I, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                                  25-1778076
                                                              -----------

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [   ]
                                                                (b)   [   ]
3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION                 Delaware
                                                              -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                           0
                                                              ---------

         6)       SHARED VOTING POWER                         0
                                                              ---------

         7)       SOLE DISPOSITIVE POWER                      0
                                                              ---------

         8)       SHARED DISPOSITIVE POWER                    0
                                                              ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                             0
                                                              ---------
10)      CHECK IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES  [ X ]

         Excludes 168,795 shares of the Issuer's Common Stock owned of record by principals and/or employees of Quaker Capital Management Corporation and 230,615 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                                    0%
                                                              ------

12)      TYPE OF REPORTING PERSON                             PN
                                                              ------


                               Page 3 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 320771108


1)       NAME OF REPORTING PERSON

Quaker Premier, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                                  25-1778068
                                                              -----------

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [   ]
                                                                (b)   [   ]
3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION                 Delaware
                                                              -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                           0
                                                              ---------

         6)       SHARED VOTING POWER                         0
                                                              ---------

         7)       SOLE DISPOSITIVE POWER                      0
                                                              ---------

         8)       SHARED DISPOSITIVE POWER                    0
                                                              ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                             0
                                                              ---------
10)      CHECK IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES  [ X ]

         Excludes 168,795 shares of the Issuer's Common Stock owned of record by principals and/or employees of Quaker Capital Management Corporation and 230,615 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                                    0%
                                                              ------

12)      TYPE OF REPORTING PERSON                             PN
                                                              ------


                               Page 4 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 320771108


1)       NAME OF REPORTING PERSON

Quaker Capital Partners II, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                                  11-3667966
                                                              -----------

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [   ]
                                                                (b)   [   ]
3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION                 Delaware
                                                              -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                           0
                                                              ---------

         6)       SHARED VOTING POWER                         0
                                                              ---------

         7)       SOLE DISPOSITIVE POWER                      0
                                                              ---------

         8)       SHARED DISPOSITIVE POWER                    0
                                                              ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                             0
                                                              ---------
10)      CHECK IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES  [ X ]

         Excludes 168,795 shares of the Issuer's Common Stock owned of record by principals and/or employees of Quaker Capital Management Corporation and 230,615 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                                    0%
                                                              ------

12)      TYPE OF REPORTING PERSON                             PN
                                                              ------


                               Page 5 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 320771108


1)       NAME OF REPORTING PERSON

Quaker Premier II, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                                  30-0135937
                                                              -----------

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [   ]
                                                                (b)   [   ]
3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION                 Delaware
                                                              -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                           0
                                                              ---------

         6)       SHARED VOTING POWER                         0
                                                              ---------

         7)       SOLE DISPOSITIVE POWER                      0
                                                              ---------

         8)       SHARED DISPOSITIVE POWER                    0
                                                              ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                             0
                                                              ---------
10)      CHECK IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES  [ X ]

         Excludes 168,795 shares of the Issuer's Common Stock owned of record by principals and/or employees of Quaker Capital Management Corporation and 230,615 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                                    0%
                                                              ------

12)      TYPE OF REPORTING PERSON                             PN
                                                              ------


                               Page 6 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 320771108


1)       NAME OF REPORTING PERSON

Mark G. Schoeppner
-------------------------------------


2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [   ]
                                                                (b)   [   ]
3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION                 United States
                                                              of America
                                                              -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                           167,600
                                                              ---------

         6)       SHARED VOTING POWER                         0
                                                              ---------

         7)       SOLE DISPOSITIVE POWER                      167,600
                                                              ---------

         8)       SHARED DISPOSITIVE POWER                    0
                                                              ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                             167,600
                                                              ---------
10)      CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES  [ X ]

         Mark G. Schoeppner disclaims beneficial ownership of 1,195 shares of the Issuer's Common Stock owned of record by employees of Quaker Capital Management Corporation and 230,615 shares owned by various investment advisory clients of Quaker Capital Management Corporation.

11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                                    0.17%
                                                              ------

14)      TYPE OF REPORTING PERSON                             IN
                                                              ------


                               Page 7 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 320771108


Item 1.

         (a)      Name of Issuer

                  THE FIRST MARBLEHEAD CORPORATION
                  ------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199-8157
                  ------------------------------------------------------
Item 2.

         (a)      Names of Persons Filing

                  Quaker Capital Management Corporation
                  Quaker Capital Partners I, L.P.
                  Quaker Capital Partners II, L.P.
                  Quaker Premier, L.P.
                  Quaker Premier II, L.P.
                  Mark G. Schoeppner
                  ------------------------------------------------------

         (b)      Address of Principal Business Office or, if none,
                  Residence

                  601 Technology Drive, Suite 310, Canonsburg,
                  Pennsylvania 15317
                  ------------------------------------------------------

         (c)      Citizenship

                  Quaker Capital Management Corporation - Pennsylvania
                                                          Corporation

                  Quaker Capital Partners I, L.P. - Delaware partnership Quaker Capital Partners II, L.P.- Delaware partnership Quaker Premier, L.P. - Delaware partnership
                  Quaker Premier II, L.P. - Delaware partnership
                  Mark G. Schoeppner - United States citizen
                  ------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock
                  ------------------------------------------------------


                               Page 8 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 320771108


         (e)      CUSIP Number

                  320771108
                  ------------------------------------------------------

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)    /   /     Broker of dealer registered under section 15 of
                      the Act;

     (b)    /   /     Bank as defined in section 3(a)(6) of the Act;

     (c)    /   /     Insurance company as defined in section 3(a)(19)
                      of the Act;

     (d)    /   /     Investment company registered under section 8 of
                      the Investment Company Act of 1940;

     (e)    / X /     An investment adviser in accordance with
                      ss.240.13d-1(b)(l)(ii)(E);

     (f)    /   /     An employee benefit plan or endowment fund in
                      accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g)    /   /     A parent holding company or control person in
                      accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h)    /   /     A savings association as defined in Section 3(b)
                      of the Federal Deposit Insurance Act;

     (i)    /   /     A church plan that is excluded from the definition
                      of an investment company under section 3(c)(14)of the Investment Company Act of 1940;

     (j)    /   /     Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.        Ownership
               ---------

         QUAKER CAPITAL MANAGEMENT CORPORATION:

         (a)   Amount Beneficially Owned: 399,410

               The filing of this report shall not be construed as an admission that Quaker Capital Management Corporation is, for purposes of
               Section 13(d) or 13(g) of the Act or for any other purposes,  the


                               Page 9 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 320771108


               beneficial owner of these securities. Quaker Capital Management Corporation disclaims beneficial ownership of all 399,410 shares covered by this Schedule 13G/A.

         (b)   Percent of Class: 0.40%

         (c)

           (i)    Sole power to vote or direct the vote:  168,795

           (ii)   Shared power to vote or direct the vote:  230,615

           (iii)  Sole power to dispose or direct the disposition of: 168,795

           (iv)   Shared power to dispose or direct the disposition of: 230,615

         QUAKER CAPITAL PARTNERS I, L.P.:

         a)    Amount Beneficially Owned: 0

               Quaker Capital Partners I, L.P. disclaims beneficial ownership of all 399,410 shares covered by this Schedule 13G/A.

         (b)   Percent of Class: 0%

         (c)

           (i)    Sole power to vote or direct the vote:  0

           (ii)   Shared power to vote or direct the vote:  0

           (iii)  Sole power to dispose or direct the disposition of:  0

           (iv)   Shared power to dispose or direct the disposition of:  0

         QUAKER PREMIER, L.P.:

         a)    Amount Beneficially Owned: 0

               Quaker Premier, L.P. disclaims beneficial ownership of all 399,410 shares covered by this Schedule 13G/A.

         (b)   Percent of Class:  0%


                               Page 10 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 320771108


         (c)

           (i)    Sole power to vote or direct the vote:  0

           (ii)   Shared power to vote or direct the vote: 0

           (iii)  Sole power to dispose or direct the disposition of:  0

           (iv)   Shared power to dispose or direct the disposition of: 0

         QUAKER CAPITAL PARTNERS II, L.P.:

         a)    Amount Beneficially Owned: 0

               Quaker Capital Partners II, L.P. disclaims beneficial ownership of all 399,410 shares covered by this Schedule 13G/A.

         (b)   Percent of Class: 0%

         (c)

           (i)    Sole power to vote or direct the vote:  0

           (ii)   Shared power to vote or direct the vote: 0

           (iii)  Sole power to dispose or direct the disposition of:  0

           (iv)   Shared power to dispose or direct the disposition of: 0

         QUAKER PREMIER II, L.P.:

         a)    Amount Beneficially Owned: 0

               Quaker Premier II, L.P. disclaims beneficial ownership of all 399,410 shares covered by this Schedule 13G/A.

         (b)   Percent of Class: 0%

         (c)

           (i)    Sole power to vote or direct the vote:  0

           (ii)   Shared power to vote or direct the vote: 0


                               Page 11 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 320771108


           (iii)  Sole power to dispose or direct the disposition of:  0

           (iv)   Shared power to dispose or direct the disposition of: 0

         MARK G. SCHOEPPNER:

         a)    Amount Beneficially Owned: 167,600

               Mark G. Schoeppner disclaims beneficial ownership of 231,810 shares covered by this Schedule 13G/A.

         (b)   Percent of Class: 0.17%

         (c)

           (i)    Sole power to vote or direct the vote:  167,600

           (ii)   Shared power to vote or direct the vote: 0

           (iii)  Sole power to dispose or direct the disposition of:  167,600

           (iv)   Shared power to dispose or direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following:      X
                                                              ----------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.


                               Page 12 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 320771108


Item 8.    Identification and Classification of Members of the Group

           Not applicable.

Item 9.    Notice of Dissolution of Group

           Not applicable.

Item 10.   Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.









                               Page 13 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 320771108


December 4, 2008                       QUAKER CAPITAL MANAGEMENT CORPORATION

                                       /s/ Mark G. Schoeppner
                                       -------------------------------------
                                       Mark G. Schoeppner, President


                                       QUAKER CAPITAL PARTNERS I, L.P.

                                       By:  Quaker Premier, L.P., its
                                            general partner

                                            By:  Quaker Capital Management
                                                 Corporation, its general
                                                 partner


                                            By:  /s/ Mark G. Schoeppner
                                                 ----------------------------
                                                 Mark G. Schoeppner
                                                 President


                                       QUAKER PREMIER, L.P.

                                       By:  Quaker Capital Management
                                            Corporation, its general
                                            partner


                                            By:  /s/ Mark G. Schoeppner
                                                 ---------------------------
                                                 Mark G. Schoeppner
                                                 President


                                       QUAKER CAPITAL PARTNERS II, L.P.

                                       By:  Quaker Premier II, L.P., its
                                            general partner

                                            By:  Quaker Capital Management
                                                 Corporation, its general
                                                 partner


                                            By:  /s/ Mark G. Schoeppner
                                                 ---------------------------
                                                 Mark G. Schoeppner
                                                 President

                               Page 14 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 320771108



                                       QUAKER PREMIER II, L.P.

                                       By:  Quaker Capital Management
                                            Corporation, its general
                                            partner


                                            By:  /s/ Mark G. Schoeppner
                                                 ---------------------------
                                                 Mark G. Schoeppner
                                                 President



                                       /s/ Mark G. Schoeppner
                                       -------------------------------------
                                       Mark G. Schoeppner


















                               Page 15 of 15 Pages